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                                   EXHIBIT 99


                             FOR IMMEDIATE RELEASE

MITCHAM INDUSTRIES FILES REGISTRATION STATEMENT AND INCREASES ALLOWANCE FOR DOUBTFUL ACCOUNTS

Huntsville, TX, January 17, 1997 --Mitcham Industries, Inc. (Nasdaq National
Market: MIND) announced today that it has filed a registration statement with the Securities and Exchange Commission for an offering of 3.0 million shares of common stock, of which 500,000 shares are being sold by selling shareholders. The managing underwriters for the offering are Rodman & Renshaw, Inc. and Simmons & Company International. The Company and the selling shareholders have granted the underwriters an option to purchase an additional 450,000 shares of common stock solely for the purpose of covering over-allotments.

Proceeds from the Offering will be used to purchase additional 3-D seismic data acquisition equipment for the Company's lease pool, for repayment of debt and for other working capital purposes.

Mitcham Industries also separately announced a $500,000 increase in its allowance for doubtful accounts to provide for the filing by Grant Geophysical, Inc. for bankruptcy protection. The Company anticipates that such an increase in the allowance will result in a decrease in its after-tax earnings per share of approximately $0.07 per share.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Certain matters discussed in the press release contain "forward-looking" statements that involve risks and uncertainties. Although Mitcham Industries believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur.

Mitcham Industries, Inc. is an independent leasing company located in Huntsville, Texas.

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